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                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                             ____________________

                                 SCHEDULE 13G
                                (Rule 13d-102)

            INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
          TO RULES 13d-1(b)(c), AND (d) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13d-2(b)
                               (Amendment No. )*

                              PENNECHUCK CORP
          ___________________________________________________________
                               (Name of Issuer)


                                 COMMON STOCK
          ___________________________________________________________
                        (Title of Class of Securities)

                                   708254206
                         _____________________________
                                (CUSIP Number)

                               June 30, 2005
          ___________________________________________________________
            (Date of Event Which Requires Filing of this Statement)


Check  the  appropriate  box to  designate  the Rule  pursuant  to  which  this
Schedule is filed:

                              [X] Rule 13d - 1(b)
                              [ ] Rule 13d - 1(c)
                              [ ] Rule 13d - 1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)






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CUSIP No 708254206             13G               Page 2 of 2
                                                     Pages
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   1    NAMES OF REPORTING PERSONS
        I.R.S.  IDENTIFICATION  NO. OF ABOVE  PERSONS  (ENTITIES
        ONLY):

        TD Banknorth Wealth Management
        03-0349319

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   2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) [ ]
                                                  (b) [ ]
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   3    SEC USE ONLY


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   4    CITIZENSHIP OR PLACE OF ORGANIZATION

                                                        Vermont
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                                                               0
                 5   SOLE VOTING POWER
   NUMBER OF
     SHARES
  BENEFICIALLY
 OWNED BY EACH
   REPORTING
  PERSON WITH

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                                                         	   0
                 6   SHARED VOTING POWER
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                                                               0
                 7   SOLE DISPOSITIVE POWER
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                 8   SHARED DISPOSITIVE POWER                  0
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   9    AGGREGATE  AMOUNT  BENEFICIALLY  OWNED BY EACH REPORTING
        PERSON
                                                               0
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  10    CHECK  IF  THE  AGGREGATE  AMOUNT  IN ROW  (9)  EXCLUDES
        CERTAIN SHARES*

                                                            [  ]
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  11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                                                              0%
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  12    TYPE OF REPORTING PERSON*

                                                              IV
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





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